Exhibit 10.35

Nils Schanz

EVP – Product & Technology

Retention Bonus Opportunity

At this time, Cerence (“the Company”) considers it to be in the best interest of the Company to promote and preserve the employment of certain employees (the “Designated Employees”). You are a Designated Employee and, therefore, the Company has determined that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to your duties and responsibilities during this important period. Accordingly, Cerence is pleased to confirm the details of this Retention Bonus Opportunity.

Provided that you satisfy the conditions set forth in this letter, you will be eligible to earn a one-time retention bonus of seven hundred and twenty thousand EURO (€720,000) (the “Retention Bonus”). Except as otherwise provided herein, the Retention Bonus will be paid in equal installments as follows: (1) 50% within 30 days of signing this letter (hereinafter the “First Installment”) and (2) 50% within 30 days (hereinafter the “Second Installment”) of July 1, 2025 (hereinafter the July 1, 2025 date will be referred to as the “Retention Date”), provided that you remain continuously employed by the Company up to and including the Retention Date. Except as otherwise provided herein, in the event your employment with the Company is terminated before the Retention Date, you will be obligated to repay the First Installment within 30 days of your termination date and you will forfeit any right to the Second Installment. The Company retains the right to prorate the Retention Bonus (i) for periods of any part-time status on your initiative, which proration will correspond to the reduced working hours or (ii) for each full calendar month in which the employment relationship is suspended or in which there is no entitlement to remuneration for other reasons. Both the First Installment and Second Installment, if earned, are payable by the Company less applicable deductions and withholdings. Effective July 2, 2025 your 6-month notice period will be reduced to 3 months. You will receive a contract amendment to reflect this.

For the avoidance of doubt and except as otherwise provided herein, if for any reason you are not employed on the Retention Date, you will not be entitled to, in whole or in part, any Retention Bonus. For the purpose of this letter, " employed" means that at any time prior to the Retention

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Date you have not: (1) resigned; (2) given notice of resignation; and/or (3) received a notice of termination for Cause. Except as otherwise provided herein, if you are terminated by the Company without Cause, you will be entitled to retain the First Installment but you will not be entitled to the Second Installment.

The receipt of this Retention Bonus Opportunity does not give rise to any expectation or entitlement that you will receive any other retention bonus or payment in the future. The retention bonus will not be taken into account for the purposes of any earnings-based compensation, severance, benefits or other employment-related entitlements, unless otherwise required by applicable law or as provided herein.

If prior to the Retention Date there is a Change of Control and during the Change of Control Period (i) your employment with the Company and its subsidiaries is terminated by the Company other than for Cause and for a reason other than due to your death or Disability or (ii) you resign for Good Reason, then, subject to Section 4 and the other provisions of your November 6, 2022 Change of Control and Severance Agreement, you will receive the Second Installment.

The terms Cause, Change of Control, Change of Control Period, Disability and Good Reason are defined in your November 6, 2022 Change of Control and Severance Agreement.

Nothing in this letter confers upon you any right to continued employment with the Company, or an agreement for the Company to employ you for any specified period of time, and either you or the Company may terminate your employment at any time, with or without cause, in accordance with applicable law.

This Agreement contains the entire agreement between you and the Company relating to a Retention Bonus Opportunity and supersedes any and all prior representations, agreements or understandings related to any Retention Bonus Opportunity, whether written or verbal. This Agreement cannot be changed or modified except by a formal written instrument executed by you and the Chief Executive Officer of Company or another person authorized by the Chief Executive Officer.

Nils, we appreciate your hard work and efforts in making Cerence successful.

©2024 Cerence. All rights reserved

Acknowledged and Agreed:

THE COMPANY

By:	/s/ Sachin Sahney
Name:	Sachin Sahney
Title:	SVP - CHRO

	/s/ Nils Schanz	August 17, 2024
	Nils Schanz	Date

©2024 Cerence. All rights reserved